Exhibit 4.28.2

Additional Agreement No. 2

to Agreement between OAO Rostelecom and OAO Uralsvyazinform  No. 752-05-23 dated January 01, 2006

Moscow	January 01, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by Charter, on the one part, and “Uralsvyazinform”, an Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Anatoly Yakovlevich Ufimkin, authorized to act by Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments in the Agreement No. 752-05-23 entered into by the Parties on January 01, 2006 (hereinafter, “the Agreement”), as follows:

1.                             Under Paragraph 1.6. of the Contract, the Operator shall provide Rostelecom with the List of Telecommunication Operators whose telecommunication network is connected to the Operator’s network at the local or zone level, who is not the Associated Operator, settlements with whom for telecommunication services rendered by Rostelecom shall be made by the Operator pursuant terms and conditions of this Contract, will be provided in a separate Additional Agreement which shall be entered into by the Parties after or concurrently with this Contract’s coming into force:

List of operators

2.                             This Agreement is an inseparable part of the Contract.

3.                             All terms used in this Agreement have a meaning, fixed for them in the Contract.

4.                             All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

5.                             The agreement is issued in the Russian language in two copies, one for  each Party.

6.                             This Agreement shall come into force from the date hereof. The Parties hereby establish that terms and conditions of the Agreement entered into thereby shall apply to their relations arisen from the date of the Contract on Telecommunications Network Connection dated January 01, 2006.

7.                             Details and Signatures of the Parties

OAO Rostelecom:	OAO Uralsvyazinform:

Legal address: 127091, Moscow,	Legal address: 620014,
Delegatskaya st., 5	Yekaterinburg, Moskovskaya st., 11

General Director	General Director

/signed/ D.Ye. Yerokhin	/signed/ A. Ya. Ufimkin

January 01, 2006	January 01, 2006

Seal here	Seal here